Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-270539, 333-267120, 333-266013) and Forms S-8 (Nos. 333-268348, 333-263877, 333-261546, 333-261492, 333-261052 and 333-258907) of indie Semiconductor, Inc. of our report dated May 5, 2023, relating to the consolidated financial statements of GEO Semiconductor Inc., which appears in this Current Report on Form 8-K/A of indie Semiconductor, Inc.

/s/ BDO USA, LLP

Salt Lake City, Utah
May 12, 2023

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.